EXHIBIT 99.1

Sucampo Announces Extension of AMITIZA(R) (lubiprostone) License and Collaboration Agreement With Takeda

BETHESDA, Md., Oct. 14, 2014 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (Nasdaq:SCMP), a global biopharmaceutical company, today announced that it signed on October 9, 2014 an amendment to the existing collaboration and license agreement (Collaboration Agreement) covering the United States (U.S.) and Canada for AMITIZA® (lubiprostone) with Takeda Pharmaceutical Company Ltd. (Takeda). The amendment includes various modifications to the Collaboration Agreement including the extension of the current term, minimum commercial investment during the current term and various governance changes allowing Takeda additional flexibility in commercializing AMITIZA.

During the extended term, which will begin on January 1, 2021, Takeda will split with Sucampo the gross profits of branded AMITIZA for any dosage strength and form for the existing indications in the U.S. and Canada. In addition, on April 1, 2015 Takeda will no longer reimburse Sucampo for the product details made by Sucampo sales representatives to healthcare professionals as well as other ancillary costs of the sales force.

"Today's announcement of the extended collaboration with Takeda is yet another step toward achieving our objective of securing Sucampo's foundation and expanding the AMITIZA business. This extended collaboration also allows Sucampo to share in the long-term value of AMITIZA," said Peter Greenleaf, Chief Executive Officer of Sucampo. "Takeda and Sucampo are aligned in our objectives for the brand, and I believe this newly extended collaboration and license agreement positions the companies more strongly than ever to help grow the AMITIZA business."

About AMITIZA (lubiprostone)

AMITIZA (lubiprostone) is a prostone and is a locally acting chloride channel activator, indicated in the U.S. for the treatment of chronic idiopathic constipation (CIC) in adults and opioid-induced constipation (OIC) in adults with chronic, non-cancer pain (24 mcg twice daily). The effectiveness in patients with OIC taking diphenylheptane opioids (e.g., methadone) has not been established. AMITIZA is also indicated in the U.S. for irritable bowel syndrome with constipation (IBS-C) (8 mcg twice daily) in women 18 years of age and older.

Important Safety Information

  AMITIZA (lubiprostone) is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction. Patients with symptoms suggestive of mechanical gastrointestinal obstruction should be thoroughly evaluated by the treating healthcare provider (HCP) to confirm the absence of such an obstruction prior to initiating AMITIZA treatment.

  Patients taking AMITIZA may experience nausea. If this occurs, concomitant administration of food with AMITIZA may reduce symptoms of nausea. Patients who experience severe nausea should inform their HCP.

  AMITIZA should not be prescribed to patients that have severe diarrhea. Patients should be aware of the possible occurrence of diarrhea during treatment. Patients should be instructed to discontinue AMITIZA and inform their HCP if severe diarrhea occurs.

  Patients taking AMITIZA may experience dyspnea within an hour of first dose. This symptom generally resolves within three hours, but may recur with repeat dosing. Patients who experience dyspnea should inform their HCP. Some patients have discontinued therapy because of dyspnea.

  In clinical trials of AMITIZA (24 mcg twice daily vs placebo; N=1113 vs N=316, respectively) in patients with CIC, the most common adverse reactions (incidence > 4%) were nausea (29% vs 3%), diarrhea (12% vs 1%), headache (11% vs 5%), abdominal pain (8% vs 3%), abdominal distension (6% vs 2%), and flatulence (6% vs 2%).

  In clinical trials of AMITIZA (24 mcg twice daily vs placebo; N=860 vs N=632, respectively) in patients with OIC, the most common adverse reactions (incidence > 4%) were nausea (11% vs 5%) and diarrhea (8% vs 2%).

  In clinical trials of AMITIZA (8 mcg twice daily vs placebo; N=1011 vs N=435, respectively) in patients with IBS-C the most common adverse reactions (incidence > 4%) were nausea (8% vs 4%), diarrhea (7% vs 4%), and abdominal pain (5% vs 5%).

  Concomitant use of diphenylheptane opioids (e.g., methadone) may interfere with the efficacy of AMITIZA.

  The safety of AMITIZA in pregnancy has not been evaluated in humans. Based on animal data, AMITIZA may cause fetal harm. AMITIZA should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. Caution should be exercised when AMITIZA is administered to a nursing woman. Advise nursing women to monitor infants for diarrhea.

  Reduce the dosage in CIC and OIC patients with moderate and severe hepatic impairment. Reduce the dosage in IBS-C patients with severe hepatic impairment.

Please see the Full Prescribing Information here. For further information on AMITIZA, please visit www.sucampo.com/products.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA® and RESCULA® – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Bethesda, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo is the registered trademark and the tagline, The Science of Innovation, is a pending trademark of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 8-K and 10-K, which Sucampo incorporates by reference.

CONTACT: Sucampo Pharmaceuticals, Inc.
         Silvia Taylor
         Senior Vice President, Investor Relations and
         Corporate Communications
         1-240-223-3718
         staylor@sucampo.com